Exhibit 10.5

1828 N. Higley Rd., Suite 116, Mesa, AZ 85205

June 8, 2022

Dear Apoorv,

On behalf of ATLIS Motor Vehicles, Inc. (the “Company” or “ATLIS”), I am pleased to issue you this revised offer letter concerning your position as Chief Financial Officer at ATLIS. You previously signed an offer letter dated November 24, 2021. This letter completely replaces and supersedes the November 24, 2021 offer letter. We anticipate offering you an executive employment contract in connection with the Company becoming publicly traded this year. The executive employment contract will completely replace and supersede this offer letter.

1.	Compensation.

a.       Base Pay. In this position, you will earn a starting base pay of $200,000 per year. Your base pay will be payable pursuant to the Company’s regular payroll policy. Your base pay will be periodically reviewed as a part of the Company’s regular reviews of compensation.

b.       Stock Awards. You will be granted 110,000 of the Company’s [Class A] common stock. Stock awards will vest in periodic installments beginning 6 months after the Start Date and during continuous service to the Company. Stock awards are considered compensation for tax purposes, but the taxable event will not occur until your stock awards become fully vested. Your stock awards shall not vest until there is a liquidation event. Liquidation event, for the purposes of this agreement, shall be defined as the Company’s Class A shares becoming listed on a national exchange and publicly traded, a merger, a sale of the entire company, or any other event that results shareholders being paid for their Class A shares. None of the stock awards shall be fully vested until both the time of service requirement and the liquidation event has occurred. The vesting schedule for your awards is below.

Scheduled Vesting:

Start date + 6 mo + liquidation event: 20,000 awards

Start date + 12mo + liquidation event: 30,000 awards

Start date + 24 mo + liquidation event: 30,000 awards

Start date + 36 mo + liquidation event: 30,000 awards

c.       Stock Options. You will be granted an option to purchase 490,000 shares of the Company’s [Class A] common stock at a strike price of $7.00/share based on the fair value per share on the date of this offer letter. Option shares will vest in 6 month installments beginning 6 months after the Start Date and when specific milestones are achieved during continuous service to the Company. The vesting schedule is below.

Scheduled Vesting:

Start date + 6 mo: 20,000 options

Start date + 12mo: 30,000 options

Start date + 18mo: 40,000 options

Start date + 24 mo: 40,000 options

Start date + 30 mo: 40,000 options

Start date + 36 mo: 40,000 options

Milestone Vesting:

ATLIS raises $150M (from start date): 40,000 options

ATLIS recognizes $50M in revenue: 40,000 options

ATLIS recognizes $500M in revenue: 100,000 options

ATLIS becomes publicly traded: 100,000 options

2.	Employee Benefits.

a.       Paid Time Off. Subject to the Company’s PTO policy, you will be eligible for unlimited paid vacation and sick leave.

b.       Group Plans. The Company will provide you with the opportunity to participate in the standard benefits plans currently available to other similarly situated employees, including medical, dental, vision, 401k, STD, and LTD, subject to any eligibility requirements imposed by such plans.

To indicate your acceptance of the Company’s amended offer, please sign and date this letter in the space provided below and return it to me on or before July 1, 2022. This letter, and any attachments thereto, supersede and replace any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter. This letter will be governed by the laws of the state in which you are employed, without regard to its conflict of laws provisions.

Very truly yours, ATLIS

Daniel Slesnick

Director of Recruiting

Offer Accepted:

Name	Signature	Date

I have received the Apoorv Dwivedi - Oﬀer Letter Amendment 06.08.22, and I understand that it is my responsibility to read and comply with the policies contained in this document.

Apoorv S Dwivedi

/s/ Apoorv S Dwivedi

06/15/2022